Free Writing Prospectus to Preliminary Pricing Supplement No. 13,959

Registration Statement Nos. 333-275587; 333-275587-01

Dated February 2, 2026; Filed pursuant to Rule 433

Morgan Stanley

BAUSE5X Step-Up Jump Notes with Auto-Callable Feature due March 1, 2033

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlier:	BlackRock Adaptive U.S. Equity 5% Index (“BAUSE5X”)
Automatic early redemption:	Determination date:		Call threshold level:	Early redemption payment (per note):
	#1	February 24, 2027	102.00% of the initial level	At least $1,092.50
	#2	February 24, 2028	102.75% of the initial level	At least $1,185.00
	#3	February 26, 2029	103.50% of the initial level	At least $1,277.50
	#4	February 25, 2030	104.25% of the initial level	At least $1,370.00
	#5	February 24, 2031	105.00% of the initial level	At least $1,462.50
	#6	February 24, 2032	105.75% of the initial level	At least $1,555.00
Pricing date:	February 24, 2026
Observation date:	February 24, 2033
Maturity date:	March 1, 2033
CUSIP:	61780EMU8
Estimated value:	$945.10 per note, or within $55.00 of that estimate

Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226006087/ms13959_424b2-03910.htm

1All payments are subject to our credit risk

Hypothetical Examples

Automatic Early Redemption[1]
Determination Date	% Change in Closing Level of the Underlier	Early Redemption Payment (per note)
#1	-20%	--
#2	+20%	$1,185.00*
The notes are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,185.00 per note on the related early redemption date.

Hypothetical Payment at Maturity[1] (if the notes have not been automatically redeemed prior to maturity)
% Change in Closing Level of the Underlier	Payment at Maturity (per Note)
+60.00%	$1,600.00
+40.00%	$1,400.00
+20.00%	$1,200.00
0.00%	$1,000.00
-20.00%	$1,000.00
-40.00%	$1,000.00
-60.00%	$1,000.00
-80.00%	$1,000.00
-100.00%	$1,000.00

*Assumes a call return of 9.25% per annum

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Notes

●The notes may not pay more than the stated principal amount at maturity.

●The notes do not pay interest.

●If the notes are automatically redeemed prior to maturity, the appreciation potential of the notes is limited by the fixed early redemption payment specified for each determination date.

●The notes are subject to early redemption risk.

●The market price of the notes may be influenced by many unpredictable factors.

●The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The notes will not be listed on any securities exchange and secondary trading may be limited.

●As discussed in more detail in the accompanying product supplement, investing in the notes is not equivalent to investing in the underlier(s).

●You may be required to recognize taxable income on the notes prior to maturity.

Risks Relating to the Underlier(s)

●Because your return on the notes will depend upon the performance of the underlier(s), the notes are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oAdjustments to an underlying index could adversely affect the value of the notes.

●There are risks associated with the BlackRock Adaptive U.S. Equity 5% Index.

oThe level of the BlackRock Adaptive U.S. Equity 5% Index can go down as well as up.

oLow volatility in the BlackRock Adaptive U.S. Equity 5% Index is not synonymous with low risk in an investment linked to the BlackRock Adaptive U.S. Equity 5% Index.

oWhile the BlackRock Adaptive U.S. Equity 5% Index has a target volatility of 5%, there can be no guarantee, even though the BlackRock Adaptive U.S. Equity 5% Index is rebalanced daily, that the realized volatility of the BlackRock Adaptive U.S. Equity 5% Index will not be less than or greater than 5%.

oThere can be no assurance that the actual volatility of the BlackRock Adaptive U.S. Equity 5% Index will be lower than the volatility of any or all of the BAUSE5X Index Constituents.

oThe volatility-targeting feature of the BlackRock Adaptive U.S. Equity 5% Index may dampen its performance in bullish markets.

oThe value of the BlackRock Adaptive U.S. Equity 5% Index and any instrument linked to the BlackRock Adaptive U.S. Equity 5% Index may increase or decrease due to a number of factors, many of which are beyond our control.

oNo assurance can be given that the investment strategy used to construct the BlackRock Adaptive U.S. Equity 5% Index will achieve its intended results or that the BlackRock Adaptive U.S. Equity 5% Index will be successful or will outperform any alternative index or strategy that might reference the BAUSE5X Index Constituents.

oChanges in the value of the BAUSE5X Index Constituents may offset each other.

oThe BlackRock Adaptive U.S. Equity 5% Index was established on March 13, 2023, and therefore has limited actual operating history.

oAs the BlackRock Adaptive U.S. Equity 5% Index is new and has limited actual historical performance, any investment in the BlackRock Adaptive U.S. Equity 5% Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

oThe daily decrement of 0.50% per annum and the Interest Rate Reduction will adversely affect the performance of the BlackRock Adaptive U.S. Equity 5% Index in all cases, whether the BlackRock Adaptive U.S. Equity 5% Index appreciates or depreciates.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Notes–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.